Exhibit 23.2

Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm

We have issued our report dated March 16, 2010, accompanying the consolidated financial statements and financial statement schedule, included in the Annual Report of Telanetix, Inc. on Form 10-K for the year ended December 31, 2009, which is included in the Registration Statement.  We hereby consent to the inclusion of said report and the financial statement schedules in the Registration Statement of Telanetix, Inc. on Form S-1 and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton LLP

Seattle, Washington
September 1, 2010